                             SHAREHOLDER AGREEMENT


         THIS SHAREHOLDER AGREEMENT (the "Agreement"), dated as of March 28, 2000, is between RMH Teleservices, Inc., a Pennsylvania corporation (the "Company"), and R-T Investors, LLC, a Nevada limited liability company ("Shareholder").

         WHEREAS, pursuant to an option agreement (the "Option Agreement") dated February 17, 2000, Shareholder (i) paid Advanta Partners LP ("Advanta") an option fee to acquire a total of 2,658,456 shares of Common Stock (as defined below) upon the satisfaction of certain conditions, (ii) on March 7, 2000, purchased 398,000 shares of Common Stock from Advanta and (iii) on March 28, 2000, purchased 2,260,456 shares of Common Stock from Advanta;

         WHEREAS, by separate agreement dated March 1, 2000, R-T purchased 1,415,000 shares of Common Stock from Hansell Lucci Investment Co. on March 30, 2000;

         WHEREAS, certain members of the Company's management have purchased 126,315 shares of Common Stock from Advanta; and

         WHEREAS, in connection therewith, Shareholder has agreed to certain restrictions on the conduct of Shareholder with respect to the Company.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Stock Purchase Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1. DEFINITIONS. Except as otherwise specified herein, defined terms used in this Agreement shall have the respective meanings assigned to such terms in the Stock Purchase Agreement. Unless otherwise specified all references to "days" shall be deemed to be references to calendar days. For purposes of this Agreement, the following terms shall have the following meanings:

                           (a) AFFILIATE. An "Affiliate" of a Person shall have the meaning set forth in Rule 12b-2 of the Exchange Act as in effect on the date hereof. In addition, for purposes of this Agreement, Ronald L. Jensen, members of his family and their respective Affiliates shall each be deemed to be Affiliates of Shareholder.

                           (b) BENEFICIAL OWNER. A Person shall be deemed to "beneficially own," or to have "beneficial ownership" of, Voting Securities as the term "beneficial ownership" is defined in Rule 13d-3 under the Exchange Act as in effect on the date hereof; provided that notwithstanding the foregoing a Person shall also have "beneficial ownership" of securities which such Person has the right to acquire (irrespective of whether such right is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty days) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise. For purposes of this Agreement, Shareholder shall be deemed to beneficially own any Voting Securities beneficially owned by its Affiliates or any Group of which Shareholder or any such Affiliate is a member.

                           (c) BOARD OF DIRECTORS. "Board of Directors" shall mean the Board of Directors of the Company.

                           (d) CEO. "CEO" shall mean the Chief Executive Officer of the Company.

                           (e) CLOSING. "Closing" shall mean the Closing as such term is defined in the Stock Purchase Agreement.

                           (f) COMMON STOCK. "Common Stock" shall mean the common stock, without par value, of the Company.

                           (g) EXCESS SHARES. "Excess Shares" means, as to any matter being voted upon by the Company's shareholders, the Voting Securities of the Company beneficially owned by Shareholder and its Affiliates that represent Voting Power in excess of 32% of the votes entitled to be cast in respect of such matter.

                           (h) EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                           (i) GROUP. "Group" shall mean a "group" as such term is used in Section 13(d)(3) of the Exchange Act as in effect on the date hereof.

                           (j) INDEPENDENT DIRECTOR. "Independent Director" means a director of the Company who is not (apart from such directorship) (i) an officer, director, Affiliate, employee, shareholder, consultant or partner of Shareholder or any Affiliate of Shareholder or of any entity that was dependent upon Shareholder or any Affiliate of Shareholder for more than 5% of its revenues or earnings in its most recent fiscal year, or (ii) an officer, employee, consultant or partner of the Company or any Affiliate of the Company or an officer, employee, shareholder, consultant or partner of an entity that was dependent upon the Company or any Affiliate of the Company for more than 5% of its revenues or earnings in its most recent fiscal year.

                           (k) PERSON. "Person" shall mean any individual, Group, corporation, general or limited partnership, limited liability company, governmental entity, joint venture, estate, trust, association, organization or other entity of any kind or nature.


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

                           (l) SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

                           (m) TAKEOVER PROPOSAL. "Takeover Proposal" means (i) any tender or exchange offer, (ii) any other proposal to takeover control of the Company or a merger, share exchange, other business combination, recapitalization, restructuring, liquidation or similar transaction involving the Company or any of its material subsidiaries, or any proposal or offer to acquire in any manner Voting Securities of the Company representing more than 20% of the Total Voting Power of the Company or any of its material subsidiaries, a substantial equity interest in any of the Company's material subsidiaries or a substantial portion of the assets of the Company or any of its material subsidiaries, (iii) any waiver or opt out of any anti-takeover statutes or other anti-takeover provisions applicable to the Company, or (iv) a proposal having similar effect.

                           (n) TOTAL VOTING POWER. The term "Total Voting Power" shall mean the total combined Voting Power in the general election of directors of the Company, on a fully diluted basis, of all the Voting Securities then outstanding. For purposes of determining Total Voting Power under this Agreement, a Voting Security which is convertible into or exchangeable for a Voting Security shall be counted as having the greater of (i) the number of votes to which such Voting Security is entitled prior to conversion or exchange and (ii) the number of votes to which the Voting Security into which such Voting Security is convertible or exchangeable is entitled.

                           (o) VOTING POWER. The term "Voting Power" shall mean the voting power of the Voting Securities then outstanding entitled to vote upon any such matter, and shall be calculated for each Voting Security by reference of the maximum number of votes such Voting Security is or would be entitled to cast with respect to such matter.

                           (p) VOTING SECURITIES. "Voting Securities" shall mean, without duplication, (x) any securities entitled, or which may be entitled, to vote as to any matter which is the subject of shareholder action and shall include without limitation the shares of Common Stock,
         (y) any securities convertible or exercisable into or exchangeable for such securities (whether or not the right to convert, exercise or exchange is subject to the passage of time or contingencies or both), or (z) any direct or indirect rights or options to acquire any such securities.

         In addition, the following terms have the definitions specified in the Sections noted:


                  TERM                                         SECTION
         Advanta.............................................recitals
         Advanta Shares......................................recitals
         Agreement...........................................recitals
         Company.............................................recitals
         Common Stock........................................recitals
         Moving Party........................................5.4


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

         Shareholder.........................................recitals
         Stock Purchase Agreement............................recitals
         Transactions........................................recitals
         Unaffiliated Shares.................................4.2

                                   ARTICLE II
            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

     Section 2.1. Representations and Warranties of the Company. The Company represents and warrants to, and covenants and agrees with, Shareholder as follows:

                           (a) The Company is a corporation validly existing and in good standing under the laws of the State of Pennsylvania.

                           (b) The Company has full corporate power and corporate authority to make, execute, deliver and perform this Agreement and to carry out all of the transactions provided for herein.

                           (c) The Company has taken such corporate action as is necessary or appropriate to enable it to perform its obligations hereunder, and this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                                   ARTICLE III
            REPRESENTATIONS, WARRANTIES AND COVENANTS OF SHAREHOLDER

     Section 3.1. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SHAREHOLDER. Shareholder represents and warrants to, and covenants and agrees with, the Company that:

                           (a) Shareholder is a limited liability company, validly existing and in good standing under the laws of the State of Nevada. Ronald Jensen owns 4% of the ownership interest in Shareholder, Gladys Jensen owns 4% of the ownership interest in Shareholder, Jeffrey Jensen owns 20% of the ownership interest in Shareholder and each of Jami Jensen, Julie Jensen, Janet Jensen and James Jensen own 18% of the ownership interest in Shareholder. The capital structure of Shareholder was determined among the owners for personal financial and tax planning purposes and there are no agreements, other than the operating agreement, among the owners for allocations of profits or distribution of assets of Shareholder.

                           (b) Shareholder has full legal right, power and authority to make, execute, deliver and perform this Agreement and to carry out all of the transactions provided for herein.

                           (c) Shareholder has taken such action as is necessary or appropriate to enable it to perform its obligations hereunder, and this Agreement constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms. No approval, waiver, consent or clearance is required from any third party or governmental authority in connection with the execution, delivery or performance of this Agreement by Shareholder.

                                   ARTICLE IV
                       OTHER COVENANTS AND REPRESENTATIONS

         Section 4.1. CORPORATE GOVERNANCE. The Company agrees that it will cause two persons designated by Shareholder and reasonably acceptable to the Board of Directors to be elected to the Board of Directors upon the resignation of Mitchell L. Hollin and Gary H. Neems on the Closing. Shareholder and the Company agree that after the Closing the Board of Directors shall consist (and Shareholder and the Company shall use their respective best efforts to cause the Board of Directors to consist) of (i) two persons designated by Shareholder and reasonably acceptable to the Board of Directors, (ii) the CEO and (iii) at least three other persons who are Independent Directors. The Board of Directors will nominate directors thereafter consistent with the preceding sentence. The parties contemplate that Shareholder's two nominees will initially be Jeff Jensen and an industry figure selected by Shareholder with the assistance of the CEO of the Company. The provisions of this paragraph shall terminate in the event Shareholder and its Affiliates beneficially own Voting Securities representing less than 15% of the Voting Power in respect of the general election of directors of the Company.

         Section 4.2. RESTRICTIONS ON BUSINESS COMBINATIONS. Shareholder agrees that it and its Affiliates will not (and Shareholder agrees that it will cause its Affiliates not to) consummate any tender offer, exchange offer, merger or other business combination, recapitalization or similar transaction involving the Company or any of its subsidiaries unless approved by (i) a majority of members of a special committee consisting of all of the Independent Directors and (ii) a majority of the shares voted by holders of shares of Common Stock (or other Voting Securities) of the Company not owned by Shareholder or its Affiliates (the "Unaffiliated Shares") or, in the case of a tender offer or exchange offer, the offer has a minimum condition that a majority of the Unaffiliated Shares shall have been validly tendered and not withdrawn and the offer provides that it will be extended for 10 business days after Shareholder has publicly announced that such minimum condition has been satisfied. In the event of a Takeover Proposal initiated by a third party and recommended by the Company's Board of Directors, Shareholder agrees that it and its Affiliates will vote the Excess Shares in the same proportion as the Unaffiliated Shares are voted on such Takeover Proposal.

         Section 4.3. BYLAWS. Shareholder and the Company agree that the Company's bylaws shall be amended to provide that the approval of at least a majority of the Company's Independent Directors shall be required to approve any amendment to the articles of incorporation or bylaws of the Company that would contravene or otherwise alter this Agreement.

         Section 4.4. AMENDMENTS. Shareholder and the Company agree that at least a majority of the Company's Independent Directors shall be required to approve any amendment to, or waiver of, this Agreement, including amendments of the defined terms used herein.


                                    ARTICLE V
                                  MISCELLANEOUS

         Section 5.1. NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, fax or air courier guaranteeing delivery:

                           (a)      If to the Company, to:

                           RMH Teleservices, Inc.
                           40 Morris Avenue
                           Bryn Mawr, PA  19010
                           Attention:  Chairman of the Board
                           Telecopy:  (610) 520-5357

                           (with copies to):

                           Dechert Price & Rhoads
                           4000 Bell Atlantic Tower
                           1717 Arch Street
                           Philadelphia, Pennsylvania 19103
                           Attention:  Peter D. Cripps
                           Telecopy:  (215) 994-2222

or to such other person or address as the Company shall furnish to Shareholder in writing;

                           (b)      If to Shareholder, to:

                           R-T Investors, LLC
                           c/o Ralph Wolfe
                           2121 Precinct Line Road
                           Hurst, Texas  76054
                           Telecopy:  (817) 428-3898

                           (with copies to):

                           Mark N. Rogers, Esq.
                           2175 West 14th Street
                           Tempe, Arizona  85281
                           Telecopy:  (602) 808-5015
or to such other person or address as Shareholder shall furnish to the Company in writing.

         All such notices, requests, demands and other communications shall be deemed to have been duly given: at the time of delivery by hand, if personally delivered; five (5) business days after being deposited in the mail, postage prepaid, if mailed domestically in the United States; when answered back, if telexed; when receipt acknowledged, if telecopied; and on the business day for which delivery is guaranteed, if timely delivered to an air courier guaranteeing such delivery.

         Section 5.2. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made herein shall survive through the term of this Agreement.

         Section 5.3. LEGENDS. If requested in writing by the Company, Shareholder shall present or cause to be presented promptly all certificates representing Voting Securities beneficially owned by Shareholder or any of its Affiliates, for the placement thereon of a legend substantially to the following effect, which legend will remain thereon as long as such Voting Securities are beneficially owned by Shareholder or an Affiliate:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR STATE SECURITIES LAWS OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDER AGREEMENT BETWEEN THE COMPANY AND THE HOLDER SPECIFIED THEREIN. A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. THE SALE, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES IS SUBJECT TO THE TERMS OF SUCH AGREEMENT AND THE SECURITIES ARE TRANSFERABLE ONLY UPON PROOF OF COMPLIANCE THEREWITH.

         The Company may enter a stop transfer order with the transfer order with the transfer agent or agents of Voting Securities against any transfer of Voting Securities not in compliance with the provisions of this Agreement.

         Section 5.4. ENFORCEMENT. Shareholder on the one hand, and the Company, on the other hand, acknowledge and agree that irreparable injury to the other party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that, in addition to any other remedies which may be available at law or in equity, each party hereto (the "Moving Party") shall be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The parties further agree that no bond shall be required as a condition to the granting of any such relief.

         Section 5.5. ENTIRE AGREEMENT. This Agreement, and the Stock Purchase Agreement constitute the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and thereby. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

         Section 5.6. SEVERABILITY. Whenever possible, each provision or portion of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law, rule or regulation in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision shall have been replaced with a provision which shall, to the maximum extent permissible under such applicable law, rule or regulation, give effect to the intention of the parties as expressed in such invalid, illegal or unenforceable provision.

         Section 5.7. HEADINGS. Descriptive headings contained in the Agreement are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

         Section 5.8. COUNTERPARTS. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties, and each such executed counterpart will be an original instrument.

         Section 5.9. NO WAIVER. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

         Section 5.10. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the respective successors and assigns of the parties, provided that Shareholder agrees that it and its Affiliates shall not transfer any Voting Securities to any Person who has not agreed in writing to be bound by the terms of the Agreement as if it were Shareholder or an Affiliate of Shareholder. Notwithstanding the foregoing, Shareholder and its Affiliates shall not be required to obtain such written agreement from any transferee of Voting Securities if such transfer is (i) pursuant to a bona fide public offering, (ii) pursuant to transactions effected in accordance with Rule 144 under the Securities Act or (iii) a block transfer that will result in the transferee beneficially owning Voting Securities representing less than 10% of the Voting
Power in respect of the general election of directors of the Company.

         Section 5.11. GOVERNING LAW. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws principles thereof.

         Section 5.12. FURTHER ASSURANCES. From time to time on and after the date hereof, the Company and Shareholder, as the case may be, shall deliver or cause to be delivered to the other party hereto such further documents and instruments and shall do and cause to be done such further acts as the other party hereto shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure that it is protected in acting hereunder.

         Section 5.13. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. Any legal action or proceeding with respect to this Agreement or any matters arising out of or in connection with this Agreement, and any action for enforcement of any judgment in respect thereof shall be brought exclusively in the Court of Common Pleas of Philadelphia County in the Commonwealth of Pennsylvania or the United States District Court for the Eastern District of Pennsylvania, and, by execution and delivery of this Agreement, the Company and Shareholder each irrevocably consent to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company or Shareholder at their respective addresses referred to herein. The Company and the Shareholder each hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

         Section 5.14. CONFIDENTIALITY. All information gained by the Company and Shareholder regarding the business and affairs of the other shall be kept confidential, except for information in the public domain, information which was previously known to the receiving party, or such information as is required, in the good faith determination of the party's counsel, to be disclosed by any law, regulation or governmental agency.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first referred to above.

                             R-T Investors, LLC

                             By:   /s/ Jeff Jensen
                                 -------------------------------------
                                 Jeff Jensen, President


                             RMH Teleservices, Inc.


                             By:   /s/ John Fellows
                                 -------------------------------------
                                 John Fellows, Chief Executive
                                 Officer


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